Limited Power of Attorney



         The undersigned Director of Enesco Group, Inc. ("Enesco") hereby grants a Limited Power of Attorney to Koreen A. Ryan, General Counsel of Enesco, to prepare and execute, on his/her behalf, Forms 3, 4 and 5 filings with respect to his/her holdings of Enesco Common stock with the Securities and Exchange Commission ("SEC") as required by the rules and regulations promulgated by the SEC from time to time.

         The rights, powers and authority of this Limited Power of Attorney herein granted shall commence and be in full force and effect as of December 6, 2005, and shall remain in full force and effect until the earlier of the termination of the appointment or the termination of Ms. Ryan's employment with Enesco as General Counsel.


                                                  /s/Joseph P. Durrett
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